AMENDED CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS,
            PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE
                RIGHTS OF SERIES G 7% CUMULATIVE CONVERTIBLE
                 PREFERRED STOCK, $.001 PAR VALUE PER SHARE

      It is hereby certified that:

      I. The name of the corporation is China Premium Food Corporation (the "Corporation"), a Delaware corporation.

      II. Set forth hereinafter is a statement of the voting powers, preferences, limitations, restrictions, and relative rights of shares of Series G 7% Cumulative Convertible Preferred Stock hereinafter designated as contained in a resolution of the Board of Directors of the Corporation pursuant to a provision of the Articles of Incorporation of the Corporation permitting the issuance of said Series G 7% Cumulative Convertible Preferred Stock by resolution of the Board of Directors:

      Series G 7% Cumulative Convertible Preferred Stock, $.001 par value.

      1. Designation: Number of Shares. The designation of said series of Preferred Stock shall be Series G 7% Cumulative Convertible Preferred Stock (the "Series G Preferred Stock"). The number of shares of Series G Preferred Stock shall be 200,000. Each share of Series G Preferred Stock shall have a stated value equal to $10 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Stated Value"), and $.001 par value.

      2.    Dividends.

            (a) The Holders of outstanding shares of Series G Preferred Stock shall be entitled to receive preferential dividends in cash out of any funds of the Corporation legally available at the time for declaration of dividends before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock, or other class of stock presently authorized or to be authorized (the Common Stock, and such other stock [except for the Series D Preferred Stock outstanding prior to the date of this Certificate] being hereinafter collectively the "Junior Stock") at the rate of 7% simple interest per annum on the Stated Value per share payable quarterly commencing with the quarter ending September 30, 2000 when as and if declared, at the Corporation's option however that dividend payments may be made in additional fully paid and non assessable shares of Series G Preferred Stock at a rate of one share of Series G Preferred Stock for each $10 of such dividend not paid in cash, and the issuance of such additional shares shall constitute full payment of such dividend. Dividends may be paid with Series G Preferred Stock only if the Common Stock deliverable upon conversion of such Series G Preferred Stock will have been included for public resale in an effective registration statement filed with the Securities and Exchange Commission on the dates such dividends are payable and paid to the Holders, otherwise the dividend will be paid in cash.

            (b) The dividends on the Series G Preferred Stock at the rates provided above shall be cumulative whether or not earned so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series G Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the quarterly dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series G Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment (but without interest thereon) before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series G Preferred Stock or any shares of any other class of stock ranking on a parity with the Series G Preferred Stock ("Parity Stock") and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

            (c) Dividends on all shares of the Series G Preferred Stock shall begin to accrue and be cumulative from and after the date of issuance thereof. A dividend period shall be deemed to commence on the day following a quarterly dividend payment date herein specified and to end on the next succeeding quarterly dividend payment date herein specified.

            (d) The Series D Preferred Stock of the Corporation outstanding prior to the date of this Certificate shall be ranked equally with the Series G Preferred Stock for dividend and liquidation rights.

      3.    Liquidation Rights.

            (a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the Holders of the Series G Preferred Stock shall be entitled to receive before any payment or distribution shall be made on the Junior Stock, out of the assets of the Corporation available for distribution to stockholders, the Stated Value per share of Series G Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to Holders of the Series G Preferred Stock the Holders of the Common Stock of the Corporation and any other class of Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the Holders of the Series G Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holders of Series G Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed to the exclusion of the Holders of shares of Junior Stock ratably among the Holders of the Series G Preferred Stock.

            (b) Neither the purchase nor the redemption by the Corporation of shares of any class of stock nor the merger or consolidation of the Corporation with or into any other corporation or corporations nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this paragraph 3.

      4. Conversion into Common Stock. Shares of Series G Preferred Stock shall have the following conversion rights and obligations:

            (a) Subject to the further provisions of this paragraph 4 each Holder of shares of Series G Preferred Stock shall have the right at any time commencing after the issuance to the Holder of Series G Preferred Stock, to convert such shares into fully paid and non-assessable shares of Common Stock of the Corporation (as defined in paragraph 4(i) below) determined in accordance with the Conversion Price provided in paragraph 4(b) below (the "Conversion Price"); provided, that the aggregate Stated Value to be converted shall be at least $10,000 (unless if at the time of such conversion the aggregate Stated Value of all shares of Series G Preferred Stock registered to the Holder is less than $10,000, then the whole amount may be converted). All issued or accrued but unpaid dividends may be converted at the election of the Holder simultaneously with the conversion of principal amount of Stated Value of Series G Preferred Stock being converted.

            (b) The number of shares of Common Stock issuable upon conversion of each share of Series G Preferred Stock shall equal (i) the sum of (A) the Stated Value per share and (B) at the Holder's election accrued and unpaid dividends on such share, divided by (ii) the Conversion Price. The Conversion Price shall be, at the election of the Holder, (x) $0.60, or (y) 75% of the average of the three (3) lowest Closing Bid Prices for the twenty-two (22) days immediately preceding the conversion of the respective shares of Series G Preferred Stock (Lookback Period"). The Conversion Price for the Put Preferred Stock defined in a subscription agreement ("Subscription Agreement") among the Corporation and Holders of Series G Preferred Stock shall be as follows: (i) for the first 25,000 shares of Put Preferred Stock issued, the conversion price shall be the same as the conversion price for the initial issuance of Series G Preferred Stock as set forth in Paragraph 4(b)(x) and (y) above; and (ii) for the balance of the 50,000 shares of Put Preferred Stock issued, the conversion price shall be, at the election of the Holder, 75% of the average of the Closing Bid Prices for the ten (10) trading days immediately preceding a Put Closing Date (as defined in the Subscription Agreement) or 75% of the average of the three (3) lowest Closing Bid Prices for the twenty-two (22) day Lookback Period immediately preceding the conversion of the respective shares of Series G Preferred Stock . The Closing Bid Price shall mean the closing bid price of the Corporation's Common Stock as reported by the NASD OTC Bulletin Board or the principal exchange or market where traded.

            (c) The Holder of any certificate for shares of Series G Preferred Stock desiring to convert any of such shares may give notice of its decision to convert the shares into common stock by delivering or telecopying an executed and completed notice of conversion to the Corporation and delivering within three business days thereafter, the original certificate for the Preferred Stock properly endorsed for or accompanied by duly executed instruments of transfer (and such other transfer papers as said Transfer Agent may reasonably require) to the Corporation. Each date on which a notice of conversion is delivered or telecopied to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. A form of Notice of Conversion that may be employed by a Holder is annexed hereto as Exhibit A. The Corporation will transmit the certificates representing the shares of common stock issuable upon conversion of any Series G Preferred Stock (together with the Series G Preferred Stock representing the shares not converted) to the Holder via express courier, by electronic transfer or otherwise, within five business days after receipt by the Corporation of the original or telecopied notice of conversion and the Series G Preferred Stock representing the shares to be converted ("Delivery Date"). The Holder of the shares so surrendered for conversion shall be entitled to receive on or before the Delivery Date a certificate or certificates which shall be expressed to be fully paid and non-assessable for the number of shares of Common Stock to which such Holder shall be entitled upon such conversion registered in the name of such Holder. The Corporation is obligated to deliver to the Holder simultaneously with the aforedescribed Common Stock, at the election of the Holder, additional Common Stock representing the conversion at the Conversion Price, of dividends accrued on the Series G Preferred Stock being converted. In the case of any Series G Preferred Stock which is converted in part only the Holder of shares of Series G Preferred Stock shall upon delivery of the certificate or certificates representing Common Stock also receive a new share certificate representing the unconverted portion of the shares of Series G Preferred Stock. Nothing herein shall be construed to give any Holder of shares of Series G Preferred Stock surrendering the same for conversion the right to receive any additional shares of Common Stock or other property which results from an adjustment in conversion rights under the provisions of paragraph (d) or (e) of this paragraph 4 until Holders of Common Stock are entitled to receive the shares or other property giving rise to the adjustment.

            In the case of the exercise of the conversion rights set forth in paragraph 4(a) the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the record Holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series G Preferred Stock so converted.

            Upon the conversion of any shares of Series G Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

            The Corporation shall not be required, in connection with any conversion of Series G Preferred Stock, and payment of dividends on Series G Preferred Stock to issue a fraction of a share of its Series G Preferred Stock and shall instead deliver a stock certificate representing the next whole number.

            The Corporation and Holder may not convert that amount of the Series G Preferred Stock on a Conversion Date in amounts inconsistent with the limitations set forth in the Subscription Agreement in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Subscriber and its affiliates on such Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Series G Preferred Stock with respect to which the determination of this proviso is being made on such Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock of the Corporation. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.
      The Holder may revoke the conversion limitation described in this
      Paragraph upon 75 days prior notice to the Corporation.   The Holder
      may allocate which of the equity of the Corporation deemed beneficially owned by the Holder shall be included in the 9.99% amount described above and which shall be allocated to the excess above 9.99%.

            (d) The Conversion Price determined pursuant to Paragraph 4(b) shall be subject to adjustment from time to time as follows:

                  (i) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series G Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series G Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series G Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion pursuant to this paragraph 4(d)(i) shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event.

            (e)   (i)   In case of any merger of the Corporation with or
      into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series G Preferred Stock shall have terminated, as part of such merger lawful provision shall be made so that Holders of Series G Preferred Stock shall thereafter have the right to convert each share of Series G Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series G Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in paragraph (d) of this paragraph 4. The foregoing provisions of this paragraph 4(e) shall similarly apply to successive mergers.

            (ii) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holders of Series G Preferred Stock shall thereafter have the right to convert each share of the Series G Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

            (f) Whenever the number of shares to be issued upon conversion of the Series G Preferred Stock is required to be adjusted as provided in this paragraph 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series G Preferred Stock and the Common Stock; and the Corporation shall mail to each Holder of record of Series G Preferred Stock notice of such adjusted conversion price.

            (g)   In case at any time the Corporation shall propose:

                  (i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the Holders of its Common Stock; or

                  (ii) to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

                  (iii) any capital reorganization or reclassification of
            its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

                  (iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

      then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Transfer Agent for the Series G Preferred Stock and for the Common Stock and to the Holders of record of the Series G Preferred Stock.

            (h) So long as any shares of Series G Preferred Stock shall remain outstanding and the Holders thereof shall have the right to convert the same in accordance with provisions of this paragraph 4 the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares to provide for such conversions.

            (i) The term Common Stock as used in this paragraph 4 shall mean the $.001 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed or shares of stock of any class of other securities and/or property into which the shares of Series G Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 4.

            (j) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series G Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series G Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

            (k) In the event a Holder shall elect to convert any shares of Series G Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series G Preferred Stock shall have been issued and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of the Series G Preferred Stock and dividends sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

            (l) In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 4(c) by the Delivery Date and if after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which
      (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series G Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 16% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Stated Value of Series G Preferred Stock, the Corporation shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.

      5.    Mandatory Conversion.

            (a) The shares of Series G Preferred Stock and dividends not previously converted into shares of Common Stock shall be converted into shares of Common Stock without further action of the Holder on the date that is three years from the date of issuance thereof ("Mandatory Conversion Date"), at the Conversion Price and on the conversion terms specified in paragraph 4(b). Deliveries of Common Stock upon Mandatory Conversion shall be made as if the Mandatory Conversion Date were a Conversion Date.

            (b) Notice of conversion of Series G Preferred Stock by the Corporation pursuant to this paragraph 5 shall be given by mail or in such other manner as may be prescribed by resolution of the Board not less than thirty (30) days prior to the Mandatory Conversion Date. As applicable, the notice shall specify the number of shares to be converted, the date fixed for conversion, and the conversion price per share.

            (c) The Holder of any certificate for shares of Series G Preferred Stock that is converted pursuant to this Section 5 shall surrender such certificate at the principal office of any transfer agent for said stock (the "Transfer Agent") properly endorsed for or accompanied by duly executed instruments of transfer (and such other transfer papers as said Transfer Agent may reasonably require). The Holder of the shares so surrendered for conversion shall be entitled to receive (except as otherwise provided herein) a certificate or certificates which shall be expressed to be fully paid and non-assessable for the number of shares of Common Stock to which such Holder shall be entitled upon such conversion registered in the name of such Holder.

            (d) On and after the Mandatory Conversion Date and notwithstanding that any certificate for shares of Series G Preferred Stock so called for conversion shall not have been surrendered for cancellation, all dividends on the Series G Preferred Stock called for conversion shall cease to accrue and the shares represented thereby shall no longer be deemed outstanding and all rights of the Holders thereof as Holders of the Corporation shall cease and terminate, except the right to receive the shares of Common Stock upon conversion as provided herein.

            (e) In no event shall a Mandatory Conversion occur without the consent of the Holder of Series D Preferred Stock at any time unless
      (i) the Common Stock to be delivered upon conversion will be upon delivery and thereafter immediately resalable, without restrictive legend and upon such resale freely transferable on the transfer books of the Corporation; and (ii) the Closing Bid Price of the Common Stock for the twenty-two (22) trading days preceding the Mandatory Conversion Date ("Conversion Lookback Period") is not less than 300% of the lower Conversion Price determined pursuant to Section 4(b); and
      (iii) the reported daily trading volume of the Common Stock during each trading day during the Conversion Lookback Period is not less than 250,000 Common Shares per day. In any event, the Corporation may not effect a Mandatory Conversion without the consent of the Holder after the occurrence (whether continuing or not) of an Event of Default as defined in Section 8 hereof.

      6. Voting Rights. The shares of Series G Preferred Stock shall not have voting rights.

      7. Redemption. From and after the actual effective date of the Registration Statement as defined in Section 10.1(iv) of the Subscription Agreement entered into by the Corporation and Holder (or Holder's predecessor), the Corporation will have the option, provided notice is given to the Holder within two (2) days of delivery of a Notice of Conversion ("Notice of Redemption") of redeeming the Series G Preferred Stock ("Optional Redemption") which is the subject of the Notice of Conversion, by paying to the Holder a sum of money equal 135% of the Stated Value of the aggregate of the Series G Preferred Stock being redeemed plus the dollar amount of accrued dividends on the Series G Preferred Stock being redeemed ("Redemption Amount"). A Notice of Redemption may be given by the Company only if the Conversion Price elected by the Holder is calculated pursuant to
Section 4(b)(y) of this Certificate of Designation. The date Notice of Redemption is given by the Corporation is the "Redemption Date." A Notice of Redemption must be accompanied by a certificate signed by the chief executive officer or chief financial officer of the Corporation stating that the Corporation has on deposit and segregated ready funds equal to the Redemption Amount. The Redemption Amount must be paid in good funds to the Holder on the Delivery Date. In the event the Corporation fails to pay the Redemption Amount by such Delivery Date, then the Redemption Notice will be null and void with respect to the Series G Preferred Stock for which the Redemption Amount had not been timely paid; the Corporation will thereafter have no further right to effect an Optional Redemption; and the Holder may elect, at any time, to convert the Preferred Stock which was the subject of the Notice of Redemption at the Conversion Price employed in the related Notice of Conversion. Any Notice of Redemption must be given to all Holders of Series G Preferred Stock in proportion to their holdings of Series G Preferred Stock on a Redemption Date.

      8. Event of Default. The occurrence of any of the following events of default ("Event of Default") shall, after the applicable period to cure the Event of Default, cause the dividend rate of 7% described in paragraph 2 hereof to become 15% from and after the occurrence of such event, and the Holder shall have the option to require the Corporation to redeem the Series G Preferred Stock held by such Holder by the immediate payment to the Holder by the Corporation of a sum of money equal to the number of shares that would be issuable upon conversion of an amount of Stated Value and accrued dividends designated by the Holder at the Conversion Price in effect as of the trading day prior to the date notice is given to the Corporation by the Holder multiplied by the average of the closing ask prices and closing bid prices of the Corporation's Common Stock for the same days employed when determining such Conversion Price:

            (a) The Corporation fails to pay any dividend payment required to be paid pursuant to the terms of paragraph 2 hereof or the failure to timely pay any other sum of money due to the Holder from the Corporation and such failure continues for a period of ten (10) days after written notice to the Corporation from the Holder.

            (b) The Corporation breaches any material covenant, term or condition of the Subscription Agreement entered into between the Corporation and Holder relating to Series G Preferred Stock ("Subscription Agreement") or in this Certificate of Designation, and such breach continues for a period of seven (7) days after written notice to the Corporation from the Holder.

            (c) Any material representation or warranty of the Corporation made in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant thereto shall be false or misleading.

            (d) The Corporation or any of its subsidiaries shall make an assignment of a substantial part of its property or business for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

            (e) Any money judgment, confession of judgment, writ or similar process shall be entered against the Corporation, a subsidiary of the Corporation, or their property or other assets for more than $50,000, and is not vacated, satisfied, bonded or stayed within 45 days.

            (f) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any of its subsidiaries.

            (g) An order entered by a court of competent jurisdiction, or by the Securities and Exchange Commission, or by the National Association of Securities Dealers, preventing purchase and sale transactions in the Corporation's Common Stock.

            (h) The Corporation's failure to timely deliver Common Stock to the Holder pursuant to paragraph 4 hereof or the Subscription Agreement.

            (i)   The occurrence of a Non-Registration Event as described in
      Section 10.4 of the Subscription Agreement.

            (j) Delisting of the Common Stock from the NASD OTC Bulletin Board or such other principal exchange on which the Common Stock is listed for trading, notification that the Corporation is not in compliance with the conditions for such continued listing, or non -compliance with the requirements for such continued listing.

      9. Status of Converted or Redeemed Stock. In case any shares of Series G Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series G Preferred Stock.


Dated:  September 29, 2000

                                       CHINA PREMIUM FOOD CORPORATION


                                       By:_________________________________
                                          Roy G. Warren, President and CEO


                                  EXHIBIT A

                            NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert the Series G Convertible Preferred Stock of China Premium Food Corporation)

      The undersigned hereby irrevocably elects to convert $______________ of the Stated Value of the above Series G Convertible Preferred Stock into shares of Common Stock of China Premium Food Corporation (the "Corporation") according to the conditions hereof, as of the date written below.

Date of Conversion:____________________________________________________


Applicable Conversion Price Per Share:_________________________________


Conversion Price Calculated Pursuant to: Section 4(b)(x):__________ or 4(b)(y):____________


The three dates and closing prices employed are:


(1)______________/$______________      (2)_____________/$______________


(3)______________/$______________


Number of Common Shares Issuable Upon This Conversion:_________________


Signature:_____________________________________________________________


Print Name:____________________________________________________________


Address:_______________________________________________________________


_______________________________________________________________________

Deliveries Pursuant to this Notice of Conversion Should Be Made to:


_______________________________________________________________________


_______________________________________________________________________


_______________________________________________________________________